Exhibit 23.1

KPMG LLP
Suite 600
350 N. 5th Street
Minneapolis, MN 55401

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 12, 2025, with respect to the consolidated financial statements of Entegris, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Minneapolis, Minnesota
July 2, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with  KPMG International Limited, a private English company limited by guarantee.